Exhibit 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, NJ 07890 www.selective.com

FOR IMMEDIATE RELEASE

Media Contact: Jamie Beal	Investor Contact: Rohan Pai
973-948-1234, jamie.beal@Selective.com	973-948-1364, rohan.pai@Selective.com

Selective Appoints Thomas A. McCarthy as New Director

Branchville, NJ – December 13, 2017 – Selective Insurance Group, Inc. (NASDAQ: SIGI) announced today that Thomas A. McCarthy has been elected to its Board of Directors, effective as of January 1, 2018. Mr. McCarthy, Cigna Corporation’s former executive vice president and chief financial officer, is an independent director.

Mr. McCarthy, who is 61, retired from Cigna in June 2017 after more than 30 years with the company. As chief financial officer from 2013 to 2017, Tom was responsible for all of Cigna’s financial operations, investment management, and strategic planning during a period of increasing economic and regulatory complexity. Prior to his promotion to chief financial officer, he served as vice president of finance and treasury, tax, strategy, corporate development, and run-off insurance. Mr. McCarthy also was a financial executive with Kemper Corporation and USAA previously in his career.

“We are delighted to have Tom join Selective’s Board. He has a wealth of insurance, corporate strategy, and finance experience in a Fortune 100 company,” said Lead Independent Director J. Brian Thebault.

Chairman and CEO Gregory E. Murphy stated, “As we continue to outperform the industry, Tom will play a key role in contributing to Selective’s overall corporate strategies. In particular, we think his deep knowledge of customer experience, agents, investments, and capital management will be an immediate and significant asset to Selective’s Board.”

A resident of Pennsylvania, Mr. McCarthy holds a B.S. from the University of Pennsylvania and an M.B.A. from Carnegie Mellon University.

Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.Selective.com.